UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2019

HEALTHCARE SOLUTIONS MANAGEMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-147367	38-3767357
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

387 Corona St., Suite 555, Denver, CO 80218

(Address of principal executive offices)

(720) 442-7000

(Registrant’s telephone number, including area code)

Verity Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2019, Healthcare Solutions Management Group, Inc., a Delaware corporation and successor in interest to Verity Delaware Inc., a Delaware corporation which was previously a Nevada corporation named Verity Corp. (the “Company”) entered into a Merger Agreement (the “Merger Agreement”) by and between the Company, Verity Merger Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Healthcare Solutions Holdings, Inc. (“HSH”). Pursuant to the terms of the Merger Agreement, the parties agreed that Merger Sub would merge with and into HSH, with HSH being the surviving entity (the “Merger”). The closing of the Merger will take place on the third business day following the satisfaction or waiver (by the party for whose benefit the condition exists) of the closing conditions in the Merger Agreement or on such other date and at such other time and place as the parties agree in writing.

Upon effectiveness of the Merger, (i) HSH’s certificate of incorporation will be the certificate of incorporation of the surviving company, and (ii) HSH’s bylaws will be the bylaws of the surviving company. In addition, upon effectiveness of the Merger, HSH’s directors immediately prior to effectiveness of the Merger will be the directors of the surviving corporation. Accordingly, at the Closing, the Company’s current sole director will elect Justin Smith, Jonathan Loutzenhiser and Dr. Charles Balaban as members of the Company’s board of directors, and then the current sole director shall resign. Also, upon effectiveness of the Merger, HSH’s officers immediately prior to effectiveness of the Merger will be the directors of the surviving company.

The aggregate Merger consideration to be paid to the holders of the HSH common stock in the merger will be an aggregate number of shares of the Company’s common stock constituting 90% of the issued and outstanding shares of Company common stock immediately following the Closing, assuming issuance of the Receiver Shares (as hereinafter defined). At the effective time of the Merger, each share of HSH common stock issued and outstanding immediately prior to the effective time (other than shares canceled as provided in the Merger Agreement, if any), will be converted into shares of Company common stock, at an exchange rate as required to cause the number of shares of Company common stock issued to the holders of the HSH common stock to be 90% of the issued and outstanding shares of the Company common stock immediately following the Closing, assuming issuance of the Receiver Shares, which is currently expected to result in an exchange ratio of 127.33306 shares of Company common stock per share of HSH common stock (as ultimately so determined, the “Exchange Ratio”), with any fractional shares of Company common stock being rounded to the nearest whole share of Company common stock. The Exchange Ratio will be finally determined by the parties to the Merger Agreement prior to the Closing.

As consideration for the services of Robert Stevens and his team, who has acted as the court-appointed receiver for the Company and its predecessor and affiliated entities, in the Merger Agreement the Company agreed that, immediately prior to the Closing, the Company will issue to certain parties as directed by Mr. Stevens a total number of shares of Company common stock equal to 90% of the issued and outstanding shares of Company common stock immediately prior to the Closing, which will therefore constitute 9% of the issued and outstanding shares of Company common stock immediately following the Closing (the “Receiver Shares”). The Receiver Shares are currently expected to be a total of 114,599,754 shares of Company common stock,

The completion of the Merger is subject to certain customary closing conditions, including that HSH will have provided to the Company HSH’s audited and unaudited financial statements as required to be included in the Company’s filings with the Securities and Exchange Commission.

The Merger Agreement is not subject to a financing condition. The parties have made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement also contains a customary “no shop” covenant prohibiting the Company from soliciting proposals for alternative acquisition or providing information or participating in any discussions in connection with any such proposals.

The Merger Agreement contains certain termination rights that may be exercised by the Company or HSH, as applicable, including in the event that (i) both parties agree by mutual written consent to terminate the Merger Agreement, (ii) the Merger is not consummated by July 30, 2019, or (iii) any law or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger having become final and non-appealable.

The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Merger Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the actual Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

2.1	Merger Agreement dated June 14, 2019 by and among Healthcare Solutions Management Group, Inc., Verity Merger Corp. and Healthcare Solutions Holdings, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE SOLUTIONS MANAGEMENT GROUP, INC.

Dated: June 20, 2019	By:	/s/ Robert Stevens
Robert Stevens Receiver

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